Exhibit 99.1
Futura Banc Corporation
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

September 30, 2007

ASSETS
Cash and due from financial institutions	$6,357
Federal funds sold	10,362

Cash and cash equivalents	16,719
Federal Home Loan Bank and Federal Reserve Bank stock	3,412
Securities available for sale	30,868
Loans, net of allowance of $2,384	211,968
Premises and equipment, net	9,477
Intangible assets	165
Other assets	3,044

Total assets	$275,653

LIABILITIES
Deposits
Noninterest-bearing deposits	$32,401
Interest-bearing deposits	196,862

Total deposits	229,263
Other short-term borrowings	22
Federal Home Loan Bank advances	14,520
Subordinated debentures	4,648
Other liabilities	2,221

Total liabilities	250,674

SHAREHOLDERS’ EQUITY
Common stock, no par value, 5,000,000 shares authorized, 2,633,260 shares issued and outstanding	20,044
Retained earnings	5,125
Treasury stock	(271)
Accumulated other comprehensive income	81

Total shareholders’ equity	24,979

Total liabilities and shareholders’ equity	$275,653

Futura Banc Corporation
Consolidated Statements of Income (Unaudited)
(In thousands, except per share data)

	Nine months ended September 30,
	2007	2006
Interest and dividend income
Loans, including fees	$12,435	$11,980
Interest on securities	1,225	1,051
Federal funds sold and other	491	428

Total interest income	14,151	13,459

Interest expense
Deposits	5,478	4,182
Federal Home Loan Bank advances	488	462
Subordinated debentures	226	217
Fed funds purchased and other borrowings	10	12

Total interest expense	6,202	4,873

Net interest income	7,949	8,586

Provision for loan losses	618	—

Net interest income after provision for loan losses	7,331	8,586

Noninterest income
Service charges	1,095	1,205
Investment and trust management fees	507	406
Net gain on sale of loans	130	201
Other	59	36

Total noninterest income	1,791	1,848

Noninterest expense
Salaries, wages and benefits	3,592	3,914
Net occupancy expense	619	688
Depreciation and Amortization	1,182	1,271
Franchise and other taxes	277	286
Professional services	567	270
Other operating expenses	1,012	1,131

Total noninterest expense	7,249	7,560

Income (loss) before taxes	1,873	2,874

Income tax expense	423	859

Net Income (loss)	$1,450	$2,015

Earnings per share, basic	$0.55	$0.76
Earnings per share, diluted	$0.54	$0.74

Futura Banc Corporation
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Nine months ended September 30,
	2007	2006
Net cash from operating activities	$(144)	$972

Cash flows from investing activities
Available for sale securities
Maturities, prepayments and calls	2,112	4,886
Purchases	(1,000)	(5,277)
Loan originations and payments, net	1,893	(8,273)
Net purchases of office premises and equipment	(1,319)	642
Change in fed funds sold	(7,069)	1,326

Net cash from investing activities	(5,383)	(6,696)

Cash flows from financing activities
Net change in deposits	1,109	5,878
Repayments of Federal Home Loan Bank Advances	4,680	(4,319)
Change in U.S. Treasury interest-bearing notes payable	7	1
Change in treasury stock	9	(61)
Dividends paid	(1,190)	(930)

Net cash from financing activities	4,615	569

Net change in cash and due from banks	(912)	(5,155)
Cash and due from banks at beginning of period	7,269	11,203

Cash and due from banks at end of period	$6,357	$6,048

Cash paid during the period for:
Interest	$6,202	$4,873
Income taxes	$423	$859